Exhibit 99.1

Earthstone Provides Update on Operations, 2022 Guidance and
Proved Reserves

Average Daily Production for the Fourth Quarter of 2021 Increased 104% Year Over Year
Closed Chisholm Acquisition on February 15, 2022

The Woodlands, Texas, February 16, 2022 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), today provided an operations update, released 2022 guidance and announced its year-end 2021 estimated proved reserves. The Company has estimated its oil and gas sales volumes for the fourth quarter of 2021 to be approximately 2.78 MMBoe or an average of approximately 30,244 Boepd (43% oil). For the year ended December 31, 2021, the Company estimates its annual sales volumes grew 62% to approximately 9.06 MMBoe, or an average of approximately 24,809 Boepd (48% oil) compared to 15,276 Boepd (57% oil) reported for 2020. The Company also announced its year-end 2021 SEC total estimated proved reserves of approximately 147.6 MMBoe and $2.0 billion of PV-10 (1). Incorporating the closing of the Chisholm Acquisition and the pending Bighorn Acquisition and utilizing NYMEX strip pricing, total reserves as of year-end were 330.2 MMBoe and $3.9 billion of PV-10. (2)

Key highlights include:
•Average daily production for the fourth quarter of 2021 was 30,244 Boepd compared to 14,809 Boepd for the fourth quarter of 2020, representing an increase of 104% year over year (3)
•$51.4 million and $128.2 million of capital expenditures in the fourth quarter of 2021 and full year 2021, respectively, falling below the low end of our 2021 capital guidance
•Full year 2022 production guidance of 64,250 to 67,750 Boepd (~41% oil) and $410-440 million of capital expenditures to support a four-rig operated program
•Completed the Chisholm Acquisition on February 15, 2022
•Plan to continue operating two rigs in the Midland Basin and two rigs in the Northern Delaware Basin throughout 2022
•Stand-alone year-end 2021 SEC total estimated proved PV-10 and reserves were $2.0 billion and 147.6 MMBoe (63% Proved Developed; 41% oil), respectively (1)
•Strong balance sheet and liquidity position with the increased $825 million borrowing base and elected commitments under our senior secured credit facility (the “Credit Facility”) with further commitments to increase it to $1,325 million conditioned upon the closing of the previously announced Bighorn Acquisition

2022 Guidance

The Company’s 2022 capital budget of $410-440 million assumes a four-rig program consisting of two rigs operating in the Midland Basin and two rigs operating in the Delaware Basin. This program is expected to result in the spudding of 60 gross / 47.6 net operated wells and bringing 58 gross / 48.3 net operated wells online and spudding 20 gross / 4.1 net non-operated wells and bringing 19 gross / 4.2 net non-operated wells online in 2022. The Company anticipates first quarter production to be 35-37 MBoepd (~44% oil). This estimate reflects ~45 days of production from the assets acquired in the Chisholm Acquisition. Furthermore, we expect production to double to 70-74 MBoepd (~41% oil) in the second quarter with an assumed ~75 days of contribution from the pending Bighorn Acquisition that is targeted to close in mid-April. We believe production in the second half of 2022 will be approximately 76-80 MBoepd (~41% oil) with the full impact of both acquisitions.

Based on our 2022 capital budget, operating plan, and existing service costs, along with current commodity prices and hedges, the Company expects to generate significant positive free cash flow (4) in 2022. The Company’s capital budget does not include any acquisition activities.

	Pro Forma Chisholm	Pro Forma Chisholm & Bighorn	Pro Forma Chisholm & Bighorn	Pro Forma Chisholm & Bighorn
2022 Production Guidance	1Q 2022	2Q 2022	3Q 2022	FY 2022
Production (Boepd)	35,000 – 37,000	70,000 – 74,000	76,000 – 80,000	62,250 – 67,750
% Oil	~ 44%	~ 41%	~ 41%	~ 41%
% Liquids	~ 70%	~ 67%	~ 67%	~ 67%

	Pro Forma Chisholm	Pro Forma Chisholm & Bighorn
2022 Operating Costs	1Q 2022	FY 2022
Total Capital Expenditures ($mm)	$95 – $100	$410 – $440
Lease Operating Expense ($/Boe)	$6.50 – $7.00	$7.25 – $7.75
Production and Ad Valorem Taxes (% of Revenue)	7.25% – 7.75%	7.50% – 8.00%
Cash G&A ($mm)	$6 – $7	$31 – $34

2022 Operating Costs	Capex ($mm)	Gross / Net Operated Wells Spudded	Gross / Net Operated Wells On Line
Op. D&C Capex - Midland Basin	$265 – $285	40 / 35.8	40 / 36.7
Op. D&C Capex - Delaware Basin	$100 – $105	20 / 11.8	18 / 11.6
Total Operated D&C Capex	$365 – $390	60 / 47.6	58 / 48.3
Non-Operated D&C Capex	$20 – $25	4.1	4.2
Land / Infrastructure	$25
Total	$410 – $440	80 / 51.7	77 / 52.5
Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond Earthstone’s control. See “Forward-Looking Statements” section below. Cash G&A is defined as general and administrative expenses excluding stock- based compensation.

Management Comments

Robert J. Anderson, President and Chief Executive Officer of Earthstone, stated, “We believe that scale matters in our business. Through the acquisition of the accretive and well-located assets throughout 2021 and early 2022, we have enhanced our ability to optimize our operations, create value by driving down operating and overhead per unit expenses, and increase shareholder value. Our 2021 acquisitions and drilling activities allowed us to more than double production in the fourth quarter of 2021 versus the prior year, and we are poised to increase production by over 150% in 2022 with the additions of the Chisholm and Bighorn acquisitions. The six acquisitions we have closed or announced since the beginning of 2021 will expand our footprint by over 220,000 acres and increase our drilling inventory life to approximately 13 years at current commodity prices, while only adding minimal debt and keeping us positioned to achieve our targeted 1.0x Debt to EBITDAX ratio in 2022.

“With the closing of the Chisholm Acquisition, we have expanded our operations into the Delaware Basin with low cost, high margin assets that generate significant production from existing producing wells and we believe we can further drive value by implementing our proven operational strategies to lower lease operating expenses and optimize drilling and production. Continuing to operate two rigs on the acquired acreage will enable us to further unlock the potential in the Delaware Basin, and with the addition of over 414 drilling locations, we expect to generate substantial free cash flow.

“Additionally, we are excited about our plans to close on the Bighorn acquisition in mid-April and how that will transform our free cash flow profile in the second half of the year. Our ambitious 2022 operating plans, coupled with strong commodity prices, are expected to result in significant free cash flow. We remain focused on consolidation and adding accretive scale that we believe will result in continued improved cost structure and creation of shareholder value.

“Our near-term focus will be on successfully integrating the Chisholm assets and preparing to close upon and integrate the Bighorn assets. That said, we expect to continue our pursuit of accretive acquisitions in a prudent manner upon the successful integration of our most recently announced acquisitions.”

Liquidity Update

As of December 31, 2021, we had $4 million in cash and $320 million of long-term debt outstanding under our Credit Facility with a borrowing base of $650 million. With the $330 million of undrawn borrowing base capacity and $4 million in cash, we had total liquidity of approximately $334 million. Subsequent to year-end, Earthstone closed on its previously announced Chisholm Acquisition. When adjusted to include the additional borrowings to fund the actual cash consideration due at the closing of the Chisholm Acquisition, we had an estimated $4 million in cash and $604 million of debt outstanding under our Credit Facility with a borrowing base of $825 million. With the $221 million of undrawn borrowing base capacity and $4 million in cash, we had total liquidity of approximately $225 million on a combined basis. Furthermore, lenders under the Credit Facility have committed to increasing the borrowing base and elected commitments by an incremental $500 million to $1,325 million conditioned upon the closing of the Bighorn Acquisition, which is anticipated to occur in mid-April.

Operational Update

We have been operating two drilling rigs in the Midland Basin since the third quarter of 2021. Currently, one rig is drilling in each of Midland and Irion Counties. The Midland County rig is drilling a four-well pad in our Hamman project area in which we hold a 70% working interest and will average 7,200-foot laterals. The Irion County rig is drilling a five-well pad in our Barnhart project area in which we hold 100% working interest and will average ~9,900-foot laterals. Including wells in progress at year-end, we spud 26 gross / 23.3 net operated wells in 2021.

In the fourth quarter of 2021, we completed four gross (3.5 net) wells on our West Hartgrove pad in Reagan County where we targeted the Upper and Lower Wolfcamp B zones with average laterals of approximately 5,700 feet. We also completed three gross (2.2 net) wells on our Hamman 30 pad in Upton County where we targeted the Wolfcamp A and Lower Wolfcamp B zones with average laterals of approximately 4,500 feet. Including these completions which were turned to sales during the fourth quarter, we brought online a total 19 gross / 15.4 net operated wells in 2021.

Additionally, we are completing five gross (5.0 net) wells on our Nickel Saloon pad in Upton County. These wells targeted the Wolfcamp A, Wolfcamp B and Wolfcamp C zones with an average lateral length of approximately 10,100 feet and we expect to have these wells online in late February 2022. There are also nine gross (8.7 net) wells that are drilled and waiting on completions in the Midland Basin.

The Company is focused on efficiently integrating the newly acquired Chisholm assets into our operations. This includes the two rigs currently operating on the Chisholm acreage in the northern Delaware Basin of New Mexico. Currently, these rigs are drilling a two-well pad in our Anaconda project area in which we hold a 42% working interest and will average 10,000-foot laterals targeting the 3rd Bone Spring, and a two-well pad in our Minis project area in which we hold a 96% working interest and will average 7,500-foot laterals targeting the 3rd Bone Spring. The first well on each pad has been drilled and is awaiting completion with the drilling of the second well on each pad expected to be finished drilling by the end of the month and with the wells expected to be online in the early fourth quarter.

There are currently two gross (1.4 net) drilled but uncompleted wells located on the Chisholm acreage and a total of five gross (3.2 net) wells turned online this year so far. These five gross wells brought online were all located in Lea County and targeted the 2nd and 3rd Bone Spring zones.

Year-End 2021 SEC Estimated Proved Reserves

Earthstone Stand-Alone Year-End 2021 Estimated Proved Reserves Highlights:
•Proved Reserves of 147.6 MMBoe with corresponding PV-10 of $2.02 billion
•Proved Reserves are 41.4% oil, 26.4% natural gas liquids, and 32.2% natural gas
•Proved Reserves are 63% Proved Developed and 37% Proved Undeveloped

As shown in the table below, the Company’s estimated proved reserves at year-end 2021, which were prepared in accordance with Securities and Exchange Commission (“SEC”) guidelines by Cawley, Gillespie & Associates, Inc. (“CGA”), an independent petroleum engineering firm, were approximately 147.6 million barrels of oil equivalent (“MMBoe”).

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	35,825	190,999	25,917	93,576	1,371,697
Proved Undeveloped	25,250	93,882	13,114	54,011	644,989
Total	61,075	284,881	39,031	147,587	2,016,686
Note: PV-10 is a non-GAAP financial measure. See “Non-GAAP Financial Measure.”

SEC rules require that calculations of economically recoverable reserves use the unweighted average price on the first day of the month for the prior twelve-month period. The resulting oil and natural gas prices used for the Company’s 2021 year-end reserve report, prior to adjusting for quality and basis differentials, were $66.56 per barrel and $3.598 per million British Thermal Units (“MMBtu”), respectively. SEC prices net of differentials were $65.64 per barrel and $3.01 per Mcf.

Alternative Year-End 2021 Estimated Proved Reserves at Strip Pricing

To illustrate the impact of the Chisholm Acquisition and the pending Bighorn Acquisition, Earthstone is also providing an alternative summary of estimated proved reserves. This alternative summary as shown in the table below has been prepared in accordance with Society of Petroleum Engineers’ 2018 Petroleum Resources Management System utilizing NYMEX Strip Pricing as of January 18, 2022.

	Oil	Gas	NGL	Total	PV-10
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBoe)	($ in thousands)
Proved Developed	70,635	516,206	66,710	223,379	2,843,672
Proved Undeveloped	57,405	162,136	22,378	106,806	1,085,510
Total	128,040	678,342	89,088	330,185	3,929,182
Note: See “Alternative Year-End 2021 Estimated Proved Reserves at Strip Pricing” section below for a breakdown of the above by entity.

______________________________
(1)PV-10 is a non-GAAP financial measure. See “Non-GAAP Financial Measure” section below.
(2)See “Alternative Year-End 2021 Estimated Proved Reserves at Strip Pricing” section below.
(3)Average daily production represents preliminary sales volume estimates.
(4)As used in this news release, “free cash flow”, a non-GAAP measure, means Adjusted EBITDAX (a non-GAAP measure), less interest expense, less accrual-based capital expenditures. As used in this news release “Adjusted EBITDAX”, a non- GAAP measure means net income plus, when applicable, accretion of asset retirement obligations; impairment expense; depletion, depreciation and amortization; interest expense, net; transaction costs; loss (gain) on sale of oil and gas properties; unrealized (gain) loss on derivatives; stock-based compensation; and income tax expense.

About Earthstone

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in developing and operating oil and gas properties. The Company’s primary assets are located in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas. Earthstone is traded on the NYSE under the symbol “ESTE.” For more information, visit the Company’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Earthstone’s annual report on Form 10-K and as amended on Form 10-K/A, for the year ended December 31, 2020, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission filings. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact

Mark Lumpkin, Jr.
Executive Vice President – Chief Financial Officer
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
mark.lumpkin@earthstoneenergy.com

Scott Thelander
Vice President of Finance
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
281-298-4246
scott@earthstoneenergy.com

Earthstone Energy, Inc.
Alternative 2022 Proved Reserves

The information presented below includes the combination of the stand-alone reserve quantities and PV-10 for Earthstone and the Chisholm and Bighorn Acquisitions as of January 1, 2022 prepared utilizing NYMEX strip benchmark prices and basis differentials as of January 18, 2022.

	Earthstone		Chisholm		Bighorn		Combined
Reserve Category	Proved Developed	Proved Undeveloped	Proved Developed	Proved Undeveloped	Proved Developed	Proved Undeveloped	Proved Developed	Proved Undeveloped	Total
Oil (MBbls)	35,478	24,364	13,990	24,055	21,167	8,986	70,635	57,405	128,040
Gas (MMcf)	188,658	90,238	36,846	29,988	290,701	41,910	516,205	162,136	678,341
NGL (MBbls)	25,616	12,565	4,906	4,879	36,189	4,934	66,711	22,378	89,089
Total (MBoe)	92,536	51,969	25,038	33,932	105,806	20,905	223,380	106,806	330,186
PV-10 ($ in thousands)	$1,388,394	$619,745	$443,517	$386,897	$1,011,761	$78,869	$2,843,672	$1,085,511	$3,929,183

Earthstone Energy, Inc.
Non-GAAP Financial Measure Unaudited

The non-GAAP financial measure of PV-10, as defined and presented below, is intended to provide readers with meaningful information that supplements our financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

PV-10 is derived from the standardized measure of discounted future net cash flows (“Standardized Measure”), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 of the Company’s estimated proved properties to the Standardized Measure as of December 31, 2021 and not including the assets acquired in the Chisholm Acquisition (in thousands):

Present value of estimated future net revenues (PV-10)	$2,016,686
Future income taxes, discounted at 10%	(198,313)
Standardized measure of discounted future net cash flows	$1,818,373